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                   CERTIFICATE OF AMENDMENT OF CERTIFICATE OF
                      INCORPORATION OF RT INDUSTRIES, INC.

It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is RT Industries, Inc.:

     2. The certificate of incorporation of the Corporation is hereby amended by striking out Article IV thereof and by substituting in lieu of said Article the following new Article:

     The total number of shares of stock which the Corporation is authorized to issue is 30,000,000 shares, $.001 par value per share.

     3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this amended certificate of incorporation to be signed by John Kenney, its President and Secretary this 19th day of July, 1996.


/s/ John Kenney
- ------------------------------------
John Kenney, President and Secretary




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